Exhibit 5.1

November 10, 2016

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as special Ohio counsel to Fifth Third Bancorp, an Ohio corporation (the “Company”), in connection with the Company’s registration with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (the “Registration Statement”) of $32,000,000 of deferred compensation obligations (the “Obligations”) that may be offered to certain eligible directors and employees of the Company and its subsidiaries pursuant to the Fifth Third Bancorp Unfunded Deferred Compensation Plan for Non-Employees Directors (“Director Plan”) and The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (“Employee Plan”) (together, the “Plans”). For this purpose we have assumed that the Director Plan is maintained primarily for the purpose of providing deferred compensation to non-employee directors and the Employee Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

In connection with this opinion, we have examined and relied upon the originals, or copies identified to our satisfaction, of each of the following agreements and documents:

(i) each of the Plans;

(ii) the Second Amended Articles of Incorporation of the Company filed with the Secretary of State of the State of Ohio on July 3, 1989, as subsequently amended (the “Articles”);

(iii) a good standing certificate dated November 7, 2016 issued by the Secretary of State of the State of Ohio with respect to the Company; and

(iv) a certificate of an Assistant Secretary of the Company dated November 10, 2016 certifying a copy of the Articles and the resolutions adopted by the Board of Directors of the Company by unanimous written consent (the “Certificate”).

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and officers of the Company and other instruments as we have deemed necessary or advisable for purposes of this opinion.

THOMPSON HINE LLP	312 Walnut Street	www.ThompsonHine.com
ATTORNEYS AT LAW	14th Floor	Phone: 513.352.6700
	Cincinnati, Ohio 45202-4089	Fax: 513.241.4771

Fifth Third Bancorp

November 10, 2016

In our examination, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to any facts material to this opinion, we have relied, without independent verification, upon the Certificate and other oral or written statements of officers and other representatives of the Company and others, including public officials.

Based upon the foregoing and subject to qualifications hereinafter set forth, it is our opinion that:

1. The Obligations, when issued in accordance with the terms of the Plans, will be binding obligations of the Company enforceable against the Company in accordance with their terms and the terms of the Plans, except as such enforceability: (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally and (b) is subject to the effect of general principles of equity, whether applied by a court of law or equity.

2. By its express terms, the Employee Plan potentially results in a deferral of income by employees for periods extending to separation from service or beyond. Accordingly, the Employee Plan is an “employee pension benefit plan” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, as the Employee Plan is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management of highly compensated employees, the Employee Plan is subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

Parts 1 and 5 of Title 1 of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Employee Plan as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Employee Plan pursuant to the written provisions of the Employee Plan will not cause the Employee Plan to fail to comply with parts 1 or 5 of Title 5 of ERISA.

On the basis of the foregoing, we are of the opinion that the written provisions of the Employee Plan comply with the requirements of ERISA pertaining to such provisions. We are also of the opinion that the Director Plan is not subject to ERISA. Further, neither Plan is designed or operated with the purpose of satisfying the requirements for qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Fifth Third Bancorp

November 10, 2016

We are members of the Bar of the State of Ohio, and we express no opinion as to any matter governed by any laws other than those of the State of Ohio and, solely to the extent expressly provided in opinion #2 above, the federal laws of the United States. No opinion is given with respect to the application of any Ohio banking, securities or tax laws or regulations.

This opinion is limited to the conclusions specifically stated herein, and no opinion may be inferred or implied beyond such specific conclusions. We disclaim any undertaking or obligation to advise you of any changes in the matters covered by this opinion that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement; however, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Thompson Hine LLP

DAN; LAR